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          KAMAN AGREES TO SELL MICROWAVE PRODUCT LINE
                TO MEGGITT SAFETY SYSTEMS, INC.


BLOOMFIELD, Connecticut (March 22, 2002) - Kaman Corp.(NASDAQ:
KAMNA) today announced it has agreed to sell its microwave products line to Meggitt Safety Systems, Inc. of Simi Valley, Calif. The transaction is expected to close early in the second quarter. Terms were not disclosed.

Meggitt Safety Systems, a subsidiary of Meggitt PLC of Great
Britain, is a supplier of microwave cables and also manufactures a broad range of fluid control devices and systems for commercial and military applications.

Kaman manufactures its microwave products, including high performance cabling used in aircraft, missiles, satellites and other advanced technology applications, at its Kaman Aerospace facilities in Middletown, Conn. and Colorado Springs, Colo. Kaman's microwave product sales were approximately $7.5 million in 2001.

The company said it is focusing its strategy on core areas other than microwave products. The product line was associated with the former Kaman Sciences Corp. subsidiary, which was sold in 1997 to ITT Industries.

Kaman Corp., headquartered in Bloomfield, Conn., conducts business in the aerospace, industrial distribution and music distribution markets.

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Contact:
Russell H. Jones, Treasurer
(860) 243-6307
Email:  rhj-corp@kaman.com












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